Exhibit 99.1

NEWS FROM ARCH COAL

FOR IMMEDIATE RELEASE
Media: Kim Link 314/994.2936
Investors: Jennifer Beatty 314/994.2781

Arch Coal Completes Term Loan, Amends Credit Facility

ST. LOUIS (May 16, 2012) — Arch Coal, Inc. (NYSE: ACI) today closed on a new $1.4 billion term loan that was upsized from the previously announced $1 billion due to strong investor interest.  Separately, Arch finalized its amended senior secured revolving credit facility, as previously planned, which modifies certain financial covenants to provide incremental flexibility over the next two years.  Under the terms of the agreements, the upsized term loan will reduce the revolving credit facility to $600 million from $1.0 billion.

“Arch has proactively secured a new term loan and amended our credit facility to enhance our liquidity, simplify our capital structure and extend our debt maturities,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “The increased term loan, with its long-term pre-payable debt at attractive rates, and the amended credit facility substantially enhance the company’s financial flexibility.”

Arch intends to use the proceeds from the term loan to repurchase or redeem the outstanding Arch Western Finance $450 million senior notes due 2013, repay borrowings under existing credit facilities, pay certain expenses associated with the transaction and for general corporate purposes.  Upon completion of these efforts, Arch expects to have cash on hand in excess of $500 million.

The term loan will carry an interest rate of LIBOR plus 4.5 percent initially, and can step down to LIBOR plus 4.25 percent after 12 months, subject to certain conditions.  The interest rate on the amended credit facility will be based on a senior secured leverage ratio, and set initially at LIBOR plus 4 percent with a 75 basis point commitment fee.  The term loan will be subject to a LIBOR floor of 1.25 percent, while there will be no LIBOR floor on the credit facility.

U.S.-based Arch Coal, Inc. is a top five global coal producer and marketer, with 157 million tons of coal sold in 2011.  Arch is the most diversified American coal company, with more than 20 active mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on five continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #